Exhibit 99(a)(6)

            THIS DOCUMENT SHOULD NOT BE FORWARDED OR TRANSMITTED
IN OR INTO ANY JURISDICTION WHERE IT WOULD BE UNLAWFUL TO DO SO

Recommended Cash Offer*

by

MDCP ACQUISITIONS I
an affiliate of
MADISON DEARBORN PARTNERS, L.L.C.

and (outside the United States) by

DEUTSCHE BANK

on its behalf

for

JEFFERSON SMURFIT GROUP PLC

THERE WILL BE AN INITIAL OFFER PERIOD WHICH WILL EXPIRE AT 1.00 P.M. (DUBLIN TIME), 8.00 A.M. (NEW YORK CITY TIME), ON 6 AUGUST 2002, UNLESS EXTENDED (THE "INITIAL OFFER PERIOD"). AT THE CONCLUSION OF THE INITIAL OFFER PERIOD, INCLUDING ANY EXTENSION THEREOF, IF ALL CONDITIONS OF THE OFFER HAVE BEEN SATISFIED, FULFILLED OR, WHERE PERMITTED, WAIVED, THE OFFER WILL BE EXTENDED FOR A SUBSEQUENT OFFER PERIOD OF AT LEAST 14 CALENDAR DAYS (THE "SUBSEQUENT OFFER PERIOD"). HOLDERS OF JSG SECURITIES (AS DEFINED BELOW) WILL HAVE THE RIGHT TO WITHDRAW THEIR ACCEPTANCES OF THE OFFER DURING THE INITIAL OFFER PERIOD, INCLUDING ANY EXTENSION THEREOF, BUT NOT DURING THE SUBSEQUENT OFFER PERIOD, EXCEPT IN CERTAIN LIMITED CIRCUMSTANCES.

5 July 2002

To Our Clients:

            Enclosed for your consideration are the Offer Document dated 5 July 2002 (the "Offer Document"), the Letter of Transmittal and the Notice of Guaranteed Delivery relating to an offer by MDCP Acquisitions I ("Purchaser") to purchase, upon the terms and subject to the conditions set forth in the Offer Document and the related Acceptance Documents (as defined in the Offer Document) (collectively, the "Offer"), (i) all existing unconditionally allotted or issued and fully paid ordinary shares of euro 0.30 each ("JSG Shares") of Jefferson Smurfit Group plc ("JSG") for €2.15 per JSG Share in cash and (ii) all outstanding American Depositary Shares of JSG, each representing ten JSG Shares ("JSG ADSs" and, together with JSG Shares, "JSG Securities"), for €21.50 per JSG ADS in cash. Capitalised terms used in this Letter have the meanings set forth in the Offer Document. Deutsche Bank Securities Inc. has been appointed by Purchaser to act as dealer manager in the United States in connection with the Offer, and the Offer is being made outside of the United States by Deutsche Bank on behalf of Purchaser.

            We are the holder of record of JSG ADSs held by us for your account. An acceptance of the Offer in respect of such JSG ADSs can be made only by us as the holder of record and pursuant to your instructions. Accordingly, we request instructions as to whether you wish to have us accept the Offer on your behalf in respect of any or all JSG ADSs held by us for your account pursuant to the terms and subject to the conditions set forth in the Offer.

*    The Offer described in the Offer Document is final and will not be raised, except that in the event a competitive situation arises or an alternative third party proposal is made, Purchaser reserves the right to revise any term of the Offer.

            Your attention is directed to the following:

  1.
  The Offer is being made for all JSG Shares and JSG ADSs.

  2.
  The Offer is on the terms and subject to the conditions set forth in Appendix II to the Offer Document.

  3.
  The Initial Offer Period of the Offer will expire at 1.00 p.m. (Dublin time), 8.00 a.m. (New York City time), on 6 August 2002, unless extended (in accordance with the terms thereof).

  4.
  At the conclusion of the Initial Offer Period, including any extension thereof, if all Conditions have been satisfied or, where permitted, waived, the Offer will be extended for a Subsequent Offer Period of at least 14 calendar days.

  5.
  Holders of JSG Securities will have the right to withdraw their acceptances of the Offer during the Initial Offer Period, including any extension thereof, but not during the Subsequent Offer Period, except in certain limited circumstances.

  6.
  The Independent Directors of JSG, who have been advised by their respective independent financial advisers, have unanimously approved the Offer and have unanimously determined that the MDP Proposal (being the Offer and the Spin-Off together) is fair and reasonable from a financial point of view. In providing advice to the directors, their independent financial advisers have taken into account the commercial assessment of the directors. The Independent Directors of JSG also determined that the MDP Proposal is in the best interests of holders of JSG Securities as a whole. The Independent Directors of JSG unanimously recommend holders of JSG Shares and JSG ADSs to accept the Offer and to vote to approve the Spin-Off and management's participation in MDCP Acquisitions plc and, as the Independent Directors of JSG have undertaken to do in respect of their own beneficial holdings of JSG Securities.

  7.
  The Offer is also conditional upon the Spin-Off. The Spin-Off is the distribution of JSG's approximately 29.3 percent stake in SSCC to JSG Securityholders in exchange for the cancellation of a portion of JSG's share capital. As a result of the Spin-Off, each JSG Securityholder will own one SSCC Share for every 16 JSG Shares held (or 10 SSCC Shares for every 16 JSG ADSs held). The Spin-Off is subject to the approval by JSG Shareholders at an extraordinary general meeting, the approval of the High Court of Ireland and the Offer becoming or being declared unconditional in all respects.

  8.
  The Offer is conditional on, among other things, valid acceptances being received (and not, where permitted, withdrawn) by the Initial Closing Date (or such later date as Purchaser may, subject to the Irish Takeover Rules and US federal securities laws, decide) in respect of not less than 80 percent in nominal value of the JSG Shares to which the Offer relates (or such lesser percentage as Purchaser may decide, save that Purchaser may not lower the percentage without the prior written consent of JSG, provided that such consent may not be unreasonably withheld or delayed) (the "Acceptance Condition"). The Acceptance Condition shall not be satisfied unless Purchaser shall have acquired or agreed to acquire, whether pursuant to the Offer or otherwise, JSG Shares carrying in aggregate more then 50 percent of the voting rights then normally exercisable at general meetings of JSG. This condition shall be capable of being satisfied, unless Purchaser otherwise determines, only at a time when all other Conditions have been satisfied, fulfilled or, to the extent permitted, waived.

  9.
  JSG ADS holders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes applicable to a sale of JSG ADSs to Purchaser.

            If you wish to have us accept the Offer in respect of any or all of the JSG ADSs held by us for your account, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize us to accept the Offer in respect of your JSG ADSs, the Offer will be accepted in respect of all such JSG ADSs unless otherwise indicated in such instruction form. Please forward your instruction form to us in ample time to permit us to accept the Offer on your behalf prior to the expiration of the Offer. If you require assistance completing this Form, please contact Innisfree M&A Incorporated, the Information Agent with respect to the Offer, on +1 877 750 5838 (toll free in the United States, or if outside the United States, +800 4664 7000 (toll free), or on +1 212 750 5833 (call collect)).

            THE SPECIMEN LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO ACCEPT THE OFFER IN RESPECT OF JSG ADSs HELD BY US FOR YOUR ACCOUNT.

            Capitalised terms and certain other terms used herein and not otherwise defined herein shall have the respective meanings assigned to them in the Offer Document.

Instructions with Respect to the Offer for
all JSG Shares and JSG ADSs

            The undersigned acknowledge(s) receipt of your letter and the Offer Document dated 5 July 2002 (the "Offer Document"), and the related Letter of Transmittal relating to an offer by Deutsche Bank, on behalf of MDCP Acquisitions I outside the United States, and by MDCP Acquisitions I in the United States through Deutsche Bank Securities Inc. as Dealer Manager, to purchase, upon the terms and subject to the Conditions set forth in the Offer Document and the accompanying Acceptance Documents (as defined in the Offer Document) (collectively, the "Offer"), (i) all JSG Shares for €2.15 per JSG Share in cash and (ii) all JSG ADSs for €21.50 per JSG ADS in cash.

            This will instruct you to accept the Offer in respect of the number of JSG ADSs indicated below (or, if no number is indicated below, all JSG ADSs) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Dated:                                      2002

Number of JSG ADSs to be tendered(1):
                           JDS ADSs

Signature(s)
Please print name(s)

Address(es)
Area Code and Tel. No.
Employer Identification or Social Security No.

(1)
Unless otherwise indicated, it will be assumed that the Offer is to be accepted in respect of all JSG ADSs held by us for your account.